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                                                                  Exhibit 99.1


FOR IMMEDIATE RELEASE:                     Contact: Terry Badger
                                           Director of Communications
                                           210.308.1221
                                           tbadger@usfunds.com



             U.S. GLOBAL INVESTORS ANNOUNCES SHAREHOLDER APPROVAL
          OF AMENDMENT TO ITS ARTICLES, STOCK SPLIT AND CASH DIVIDEND
Special shareholder meeting adjourned for one day for final proxy solicitations

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SAN ANTONIO--February 21, 2007--U.S. Global Investors, Inc. (NASDAQ: GROW)
today announced that its shareholders have approved an increase in authorized shares that enables the company to effect the two-for-one stock split of the Company's outstanding shares of Class A Common Stock and Class C Common Stock announced on November 8, 2006.

The company also reported that it is within 6,000 shares, or less than 1 percent, of securing approval of the second proposed amendment to its Articles of Incorporation, which would modify the relative dividend and liquidation preference rights of the different classes of common stock and permit conversion of Class C Common Stock to Class A Common Stock.

U.S. Global adjourned its February 21, 2007, special shareholder meeting until Thursday, February 22, 2007, at 3 p.m. Central time at 7900 Callaghan Road, San Antonio, Texas 78229 in order to allow additional time for U.S. Global shareholders to cast their votes and for the company to continue to solicit votes in favor of the second proposed amendment.

"The layers of bureaucracy to reach shareholders have not stopped us from being persistent in our efforts to educate them about the importance of these proposals to our company," Frank Holmes, CEO and chief investment officer at U.S. Global, said Wednesday. "We have seen tremendous growth in revenue and earnings in quarter after quarter, and we're very happy with the growth and stability of our assets under management despite challenging market conditions. We want to thank our loyal shareholders for their support and their confidence in our ability to keep growing our business in the future."

The stock split will entitle each shareholder of record at the close of business on March 19, 2007 to receive one additional share of Class A Common Stock, par value $0.025 per share, for every outstanding share of Class A Common Stock and one additional share of Class C Common Stock, par value $0.025 per share, for every outstanding share of Class C Common Stock held on the record date.

The additional shares resulting from the stock split are expected to be distributed by the company's transfer agent, Bank of New York, on March 29, 2007. U.S. Global expects that the "ex-distribution date", when its Common Stock will begin trading on NASDAQ on a split-adjusted basis, will be March 30, 2007.

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While there are no current plans to issue additional shares, shareholder approval of this proposal enables U.S. Global to implement the stock split and also respond quickly to strategic opportunities that would better enable the company to achieve its long-term growth objectives.

"The increase in the number of authorized shares will provide U.S. Global with the flexibility and tools necessary to further support our value-enhancing strategy and build upon the marketplace strength we've achieved over the past several years," Mr. Holmes said.

If the second proposal contained in the definitive proxy statement is approved, shareholders of record on March 19, 2007, will receive a special dividend of $0.25 per share based on the number of post-split shares held, which would also be paid on March 29, 2007.

The increase in the number of authorized shares and other amendments will be effective when Articles of Amendment to the Company's Third Amended and Restated Articles of Incorporation are filed with the Texas Secretary of State. The filing will be completed subsequent to the vote by the shareholders as to the second proposal which will further amend the Articles, but in no case later than March 30, 2007.


ABOUT U.S. GLOBAL INVESTORS, INC.
---------------------------------
U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on profitable niche markets around the world. Headquartered in San Antonio, Texas, the company offers financial solutions and provides transfer agency and other services to U.S. Global Investors Funds and U.S. Global Accolade Funds.

With an average of $4.74 billion in assets under management in the quarter ended December 31, 2006, U.S. Global Investors manages 13 no-load mutual funds that offer a variety of investment options, from emerging markets to money markets. In general, trends in the assets under management are the critical drivers of revenue and earnings trends.



This news release includes forward-looking statements concerning the Company. These may include statements of plans or objectives for future operations, statements about future economic performance or assumptions or estimates. The accuracy of these forward-looking statements is subject to a wide range of business risks and changes in circumstances that are described in our reports that are filed from time to time with the Securities and Exchange Commission. Actual results and outcomes often differ from expectations.